UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

(Date of Report (date of earliest event reported)): February 1, 2013


National Bancshares Corporation
(Exact name of registrant specified in its charter)

Ohio
(State or other jurisdiction of incorporation)

0-14773
(Commission File Number)

34-1518564
IRS Employer Identification No.)

112 West Market Street, Orrville, Ohio
(Address of principal executive offices)

44667
(Zip Code)

(330) 682-1010
Registrants telephone number, including area code


[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities
     Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange
     Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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On February 1, 2013, First National Bank, located in Orrville, Ohio
(`FNB`), a wholly owned subsidiary of National Bancshares Corporation, entered into a Branch Office Purchase and Assumption Agreement
(the `Agreement`), with Premier Bank & Trust, National Association (`Premier`) located in North Canton, Ohio and a wholly-owned subsidiary of Ohio Legacy Corp. (`Ohio Legacy`), for the purchase of certain assets and the assumption of certain liabilities of FNB`s Fairlawn branch located at 3085 West Market Street, Akron, Ohio. Under the terms of the Agreement, Premier will purchase $10 million to $12 million in loans and will assume $13 million to $16 million in deposits. Premier will pay a deposit premium of approximately 5.25% based on the average amount of assumed deposits during a specified period prior to the closing, with a minimum deposit premium of $682,500.

The transaction, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the second quarter of 2013. On February 4, 2013, Premier and FNB issued a joint press release announcing the transaction, a copy of which is attached hereto as Exhibit
99.1 and incorporated by reference herein.

ITEM 9.01 Exhibits

99.1 Press Release, dated February 4, 2013 (filed herewith).


Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bancshares Corporation


Date:  February 4, 2013

/s/ Mark R. Witmer
Mark R. Witmer
President and Chief Executive Officer
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